EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE CONTACT: CONWAY G. IVY SENIOR VICE PRESIDENT, CORPORATE PLANNING AND DEVELOPMENT 216-566-2102

NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W.,
Cleveland, Ohio 44115 — (216) 566-2140

CLEVELAND, OHIO, August 10, 2004 – The Sherwin-Williams Company (NYSE: SHW) announced today that it has entered into a definitive agreement for the purchase of 100% of the stock of privately held Paint Sundry Brands Corporation. Paint Sundry Brands is a leading marketer and manufacturer of high quality paint brushes and rollers for professional contractors and do-it-yourself users. The transaction for the equity and other consideration, including the assumption of certain financial obligations at closing, is valued at approximately $295 million. Additional financial details for Paint Sundry Brands were not disclosed. The transaction will be completed upon receipt of all regulatory approvals. Depending upon the timing of the closing, management expects that earnings from the acquisition will be slightly accretive in 2004.

     Christopher M. Connor, Chairman and Chief Executive Officer of The Sherwin-Williams Company, said, “We are pleased to have reached an agreement to bring the Paint Sundry Brands organization, which we have long respected, into the Sherwin-Williams family. The well-known quality associated with the Purdy® and Bestt Liebco® brands will give us a strong branded presence in the important coatings applicator category. The acquisition strengthens the continued implementation of our coatings growth strategy, which is to provide high quality products and services to professional paint contractors and do-it-yourself users in various channels of distribution. Paint Sundry Brands will also enhance our coatings applicator manufacturing and distribution infrastructure, which will enable us to better serve the applicator needs of all current and potential customers.”

     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers. Paint Sundry Brands Corporation, a holding company for a variety of assets, manufactures and sells paint brushes and rollers under several brands, including Purdy®, Bestt Liebco® and Symphony™, as well as a full range of other paint applicators.

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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.